LICENSE CONTRACT

This License Contract is entered into as of October 29, 1999 ("Effective date") by and among Daewoo Electronics Co. LTD. ("Daewoo"), a corporation duly organized and existing under the law of the Republic of Korea, having its principal office at 686, Ahyon-dong, Mapo-gu, Seoul, Korea; and Emerson Radio Corp. ("Emerson"), a corporation duly organized and existing under the law of the State of Delaware, U.S.A., having its principal office at 9 Entin Road, Parsippany, New Jersey 07054-0430, U.S.A.

1. Emerson will continue to be the entity to procure business in the U.S. for Daewoo for the products listed on the attached Exhibit ("product") which Daewoo, as independent contractor, manufactures to be shipped under the Emerson(Registered) trademark.
     Emerson and Daewoo each shall, during the continuance of this agreement, diligently and faithfully fulfill their obligations under this agreement and shall undertake to use reasonable efforts to maximize the sales of the products in the U.S.A. and shall maintain and safeguard the goodwill, reputation, prestige and interest of the other and shall not do anything that will prevent such sale or interfere with the development of the product in the U.S.A.
      In accordance with past practice, Emerson shall keep Daewoo informed upon request of Daewoo of market conditions within the U.S.A. for the products and activities and prices of competitors and provide available information relevant for the purpose of furthering the sale of the products. Emerson shall render to Daewoo, during the term of this agreement, and thereafter, such assistance as Daewoo may reasonably request in support of Daewoo's efforts to receive, collect, recover or sue for payment due from purchasers of the products under orders solicited by Emerson.

2. All orders for product will continue to be written directly to Daewoo which will be responsible for order processing, shipment, credit, collections, and after sales services. Daewoo will also continue to be responsible for returns and returns processing for all products sold under this program, and all sales will be subject to Daewoo's return for credit policy. Emerson shall not, without the written consent and the authority of Daewoo, collect any monies from any customers of the products.

3. Daewoo will pay Emerson the commissions as set forth on the attached Exhibit for Emerson's sales and marketing services as follows:

  A.   Commissions will be calculated on net sales, less actual returns.
  B. Commencing April 1, 2000, Daewoo will also pay Emerson the minimum commissions also set forth on the attached Exhibit.
  C. Emerson will continue to be responsible for any commissions it pays to its sales representatives to acquire the business covered by this agreement.
  D. Any commissions stipulated and paid hereunder shall be deemed to cover all the costs, fees, charges and expenses incurred by Emerson in connection with the respective sale of the products.

4. This agreement shall remain in effect from the Effective date through and including March 31, 2003, unless otherwise provided herein ("term").

5. Emerson will continue to have, in its sole discretion, the right to take any action regarding its exclusively owned trademark, including that necessary to protect the integrity of its mark (which would include, among other things, the right to receive and approve samples and literature to assure quality and proper usage of its mark). Emerson shall not, in the U.S.A., deal in any of the products set forth on the attached Exhibit on its own behalf or as a representative of any other supplier or manufacturer. Daewoo agrees that it shall comply with all action required by Emerson to protect its mark, notify Emerson promptly of any alleged infringement of its rights in and to its trademarks and cooperate with Emerson in the enforcement of its trademark(s).
      Emerson represents and warrants that it is the owner of the trademarks applicable to the products and has the right to authorize Daewoo to sell the products in the U.S., and Emerson shall indemnify and hold Daewoo harmless from and against any costs, legal fees or damages finally awarded in connection with a breach of this warranty. Upon termination or expiration, Daewoo shall have no further right to sell products with the Emerson trademark, except that Daewoo (utilizing Emerson's sales and marketing services as defined in this agreement) shall be permitted to sell products or components bearing the trademark which are in stock, on hand, or on order as previously confirmed by Emerson, at the time of termination or expiration, for a period of time not to exceed six (6) months from such date of expiration or termination, at prevailing market prices. Commissions shall be due on all such sales.
      In the event that all such product is not sold within such six (6) month period, Emerson has the right to purchase such remaining product at Daewoo's factory cost. Any such product not purchased by Emerson may only be sold by Daewoo without the Emerson trademark.

6. Notwithstanding the provisions of this agreement, this agreement may be terminated: a.) by agreement in writing of the parties; b.) by the non-defaulting party, upon any default by the other party in the performance of any of its obligations under this agreement, if such default is not remedied within forty-five (45) days after receipt of notice thereof from the non-defaulting party; c.) by either party, upon the other party's: (1) making assignment of all or a substantial portion of assets for the benefit of creditors, being adjudged bankrupt, or becoming insolvent; (2) filing a petition seeking its dissolution or liquidation, not stayed or dismissed within sixty (60) days; or (3) ceasing to do business for any reason; or d.) by either party if an event of force majeure continues for more than three (3) months.
      Upon termination of this agreement, Emerson is entitled to receive the commission in respect of sales resulting from orders received by Daewoo and previously confirmed by Emerson up to the date of such termination or for the sale of products or components bearing the trademark which are in stock, or on hand at the time of termination as provided in paragraph 5 above. Except for claims arising from obligations set forth in paragraphs 5, 7, 8 and 9, no further amounts for indemnification or otherwise, shall be payable by either party to the other party, its officers or employees, upon or after termination of this agreement. Termination of this agreement shall not release either party from any accrued obligation hereunder.

7. Daewoo shall defend and indemnify Emerson, its subsidiaries, and their representatives from and against any and all claims, damages and costs of any nature (including attorneys' fees and expenses), directly arising from or related to Daewoo's manufacture or distribution of the products or the conduct of its business and shall maintain insurance satisfactory to Emerson.
      Emerson shall indemnify, protect and save Daewoo from all claims, demands, suits or actions for damage to property or persons which may be sustained by any third party directly arising from or related to the conduct of Emerson's business.

8. Each party will not disclose any confidential information to third parties without the express written consent of the other party, unless compelled by law/legal process/applicable securities/national securities exchange rules or regulations.

9.   Miscellaneous.
A. Each party warrants that it is validly existing, has the full power and authority to execute and perform under this agreement, shall comply with all applicable laws, rules, codes, etc. relating to the conduct of its business and its obligations hereunder, and that it and its products are and will continue to be Year 2000 compliant.

B. The parties have agreed that this agreement be interpreted in the English language and may be executed in any number of counterparts or by facsimile, all of which will constitute one agreement. All notices will be delivered, in English, by facsimile to the other party at its facsimile number noted below (unless otherwise notified by facsimile) and be effective upon actual receipt.

C. This agreement supersedes all other agreements, oral or written, regarding its subject matter and may not be changed, amended or waived, except in a writing signed by both parties. This agreement and every term and condition thereof shall inure to the benefit of the parties, and shall be binding upon any successors to the parties, but neither party may, in any event, assign or otherwise transfer this agreement or any rights thereunder directly or indirectly or voluntarily or by operation of law, without the prior written consent of the other party. If any provision of this agreement proves to be invalid or unenforceable under existing or future law, the remaining provisions of the agreement will remain in force in all other respects. The respective representations and covenants of the parties shall survive any termination of this agreement.

D. The law of New Jersey, U.S.A., excluding its conflicts of law provisions, governs this agreement and the courts of New Jersey will have sole and exclusive jurisdiction over the parties in any dispute, except each party has the right to make application for, and seek enforcement of, injunctive relief in any court having jurisdiction.

E. Daewoo shall preserve accurate records relating to the production, distribution and after sales service of the products for a period of 3 years from the expiration or termination of this agreement and shall permit, upon request, Emerson or its agents to review such records.

F. Nothing herein contained shall entitle either party to enter into any obligation or commitment binding upon the other party without the prior written consent of such party which such party shall be under no obligation to give.

G. Emerson agrees that it has no authority to make or give and shall not make any representation or give any guarantee or warranty in respect of the products other than as Daewoo may from time to time in writing expressly authorize.

Emerson Radio Corp.                          Daewoo Electronics Co., Ltd.

By: /s/ Geoffrey P. Jurick                   By: /s/ Tak-Myung Kang
    Geoffrey P. Jurick                           Tak-Myung Kang
    Chairman  of  the  Board, CEO                Executive Managing Director
    and President
    [Facsimile No.: (973) 428-2424]              [Facsimile No.: 0118223608000]